EXHIBIT 10.23

TRANSITION AGREEMENT

THIS AGREEMENT, entered into February 3rd, 2017, between Stephen Fowle, an individual (“Employee”), and Seacoast Bank (“Seacoast”), hereinafter also referred to as “the Bank”.

1.	Intent. This Transition Agreement (“this Agreement”) (as hereinafter defined) is to provide Employee with Severance Benefits (as hereinafter defined) in connection with the termination of his employment with Seacoast.

2.	Termination Date. Unless otherwise agreed by the parties hereto, Employee’s employment with the Bank will be terminated March 31, 2017 (the “Termination Date”).

3.	Consideration. In consideration of Employee’s waiver and release of all claims against the Bank and other benefits provided to Employee under this Agreement, and subject to any forfeiture provisions provided for herein, the Bank shall provide Severance Benefits (as hereinafter defined) to Employee as discussed in Section 6 below. Employee acknowledges that without this Agreement he would not otherwise be entitled to the consideration he is receiving pursuant to the Agreement.

4.	Confidentiality of Agreement. Employee shall not disclose the contents of this Agreement to anyone (including any other Bank employee) except to Employee’s attorney, legal counsel, accountant, tax advisors, taxing authorities and spouse (who, in turn, shall also agree not to disclose this Agreement to any third parties), and any such disclosure may be grounds for immediate dismissal and forfeiture of any Severance Benefits. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order, other valid and appropriate legal process, or a valid request by a Government Agency (as hereinafter defined).

5.	Non-Disparagement of Bank by Employee. Employee agrees that, except as may be required by law, court order, or a valid request by a Government Agency (as hereinafter defined), Employee will not make any statements, written or verbal, or post on any social media sites, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Released Parties as defined in Section 7. Employee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the social media, news media, investors, potential investors, any board of directors, trustees, industry analysts, competitors, strategic partners, vendors, employees (past and present), potential employers and clients. Employee understands and agrees that this Paragraph is a material provision of this Agreement and that any breach of this Paragraph shall be a material breach of this Agreement, and that the Bank would be irreparably harmed by violation of this provision. Employee agrees that in the event of a breach of this Paragraph, he will be responsible for liquidated damages in the amount of $15,000 upon proof in a court of competent jurisdiction. This liquidated damages clause is not intended to be a penalty but rather a reasonable estimate of the damages the Bank will incur in the event the Employee violates this Non-Disparagement Provision.

Non-Disparagement of Employee by Bank. Bank agrees that, except as may be required by law, court order, or a valid request by a Government Agency (as hereinafter defined), it will instruct its officers and directors not to make any statements, written or verbal, or post on any social media sites, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Employee. The Bank acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the social media, news media, investors, potential investors, any board of directors, trustees, industry analysts, competitors, strategic partners, vendors, employees (past and present), potential employers and clients. Bank understands and agrees that this Paragraph is a material provision of this Agreement and that any breach of this Paragraph shall be a material breach of this Agreement, and that the Employee would be irreparably harmed by violation of this provision.

6.	Severance Defined. Subject to any forfeiture provisions herein and provided that by April 10, 2017, Employee executes a Post-Termination General Release of All Claims against the Bank and its affiliates (Exhibit A) (the “Post-Termination General Release”), and such Post-Termination General Release shall not have been revoked, the Bank agrees that the Bank shall pay or provide to Employee the following amounts and benefits (collectively, the “Severance Benefits”):

A.	Severance Payment.

i.	The Bank shall pay to Employee a lump sum payment equal to the amount of $165,000, subject to applicable withholdings and/or taxes, no later than fifteen (15) days following the Effective Date of the Post-Termination General Release.

ii.	The Bank shall, on October 1, 2017, pay to the Employee a lump sum payment equal to the amount of $82,500, subject to applicable withholdings and/or taxes, unless Employee has, prior to said date, obtained new employment. No additional payment will be made if Employee has obtained a new job which provides annual compensation, inclusive of salary and incentive compensation opportunities, that meets or exceeds the annual compensation that he earned from the Bank in 2016. If Employee has obtained a new job at a lower compensation level, the Bank will pay Employee the difference between three months of his annual compensation at the Bank, less applicable withholdings and/or taxes, and three months of Employee’s annual compensation with a new employer, less applicable withholdings and/or taxes, up to and not exceeding $82,500. Employee agrees to notify the Bank’s Human Resources Department within seven (7) days of accepting new employment and, at that time, he shall inform the Bank’s Human Resources Department of his annual compensation with any new employer and provide copies of the relevant compensation paperwork.

B.	COBRA Payment:

i.	The Bank shall pay to Employee, within 15 days of the Effective Date of the Post-Termination General Release, a lump sum payment equal to 18 months of COBRA insurance premiums based upon Employee's group health care benefits on the day immediately preceding the Termination Date, less the sum of group health insurance premiums paid by employee for such group coverage while employed by the Bank, times 18. The Bank’s payment shall be subject to applicable withholdings and/or taxes.

C.	The Bank will recommend to the Compensation and Governance Committee of the Board of Directors of Seacoast Banking Corporation of Florida that Employee’s outstanding equity awards should vest as follows:

i.	Employee’s unvested and outstanding shares of restricted stock, granted May 12, 2015 ( 34,223 shares), shall vest and become non-forfeitable on the Effective Date of the Post-Termination General Release;

ii.	Employee’s unvested and outstanding performance options granted February 29, 2016 (relating to 14,170 shares) shall vest and become exercisable on the Effective Date of the Post-Termination General Release, and shall remain exercisable for a period of 90 days following the Termination Date, pursuant to the terms and conditions of the plan and agreement under which they were granted.

iii.	Employee’s performance share units granted February 29, 2016 shall be forfeited on the Termination Date.

Any such acceleration will be subject to the approval of the Compensation and Governance Committee.

7.	Waiver and Release of Rights and Claims by Employee as to Bank. Subject to the proviso set forth below in this Section 7, Employee, individually, and on behalf of Employee’s agents, heirs, family members, executors, administrators, agents, beneficiaries, successors in interest and assigns, along with anyone claiming by or through their, jointly and severally (collectively the “Releasing Parties”), hereby remise, release, acquit, satisfy and discharge, the Bank, its affiliates, predecessors and successors in interest, assignees, and its past, present or future insurers, partners, shareholders, principals, officers, directors, trustees, supervisors, managers, employees, attorneys, agents, and representatives in their individual and official capacities, and their heirs and legal representatives (collectively, the "Released Parties”), of and from any and all disputes, claims and demands, past, present or future, known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, matured or unmatured or contingent, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, whether based in common law, statute, contract, warranty, tort, or otherwise (“Claims”), which the Releasing Parties ever had or now have, or may hereafter raise against the Released Parties with respect to, for, upon or by reason of any matter, cause or thing whatsoever, or for which any personal representative, successor, heir, agent or assign of Employee can, shall or may have, against the Released Parties, including, but not limited to:

A.	Claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement;

B.	Claims under any international, national, federal, state, county, city, judicial, commission, agency or local law, ordinance, executive order, code, rule, regulation, or statute, including but not limited to any fair employment practices statute, employment benefits statute, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 as amended, the Americans With Disabilities Act, the Americans With Disabilities Act Amendments Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963 as amended, the Lilly Ledbetter Fair Pay Act, the Civil Rights Acts of 1866, 1871 and 1991, the Fair Labor Standards Act, state and local wage laws, rules and regulations, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Financial Reform and Enforcement Act of 1989, the Immigration Reform and Control Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act of 1970, the Health Maintenance Organization Act of 1973, Executive Orders 11141, 11246, and 11375, the Fair Credit Reporting Act, the Florida Civil Rights Act, the Florida Constitution, the Florida False Claims Act, the Florida Whistleblower Act (Fla. Stat. §448.101-448.105) the Florida Workers Compensation Retaliation Statute (Fla. Stat. §440.205), the Florida Wage Discrimination Law (Fla. Stat. §448.07), the Florida Equal Pay Law, the Florida AIDS Act (Fla. Stat. §§110.125, 381.00 and 760.50), Florida OSHA (Fla. Stat. §442.018(2)), Florida Wage Payment Laws, Florida Discrimination on the Basis of Sickle Cell Trait Law, as well as any claims for any type or kind of discrimination, reverse discrimination, harassment, retaliation, wrongful or retaliatory discharge, constructive discharge whether based on age, sex, race, color, religion, national origin, pregnancy, marital status, disability, genetic information, sexual stereotypes, or any other basis. The Employee acknowledges that this Agreement is intended to comply with the Older Workers Benefit Protection Act. Employee acknowledges and agrees that the Releasing Parties are specifically waiving rights and claims under the Age Discrimination in Employment Act;

C.	Claims for wages, salary, commission, employee benefits, vacation pay or other paid time off, if applicable, severance, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration arising out of the employment relationship with the Released Parties, or otherwise.

D.	Claims for defamation, invasion of privacy, assault and battery, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, breach of implied or express contract, interference with contractual or advantageous business relationship, fraud, refusal to perform an illegal act, whistleblower, wrongful discharge, false imprisonment, malicious prosecution, abuse of process, and/or torts for any and all alleged acts, omissions, or events through the date of this Agreement;

E.	Claims or demands for, without limitation, penalties, damages, punitive damages, costs, fees, or other expenses, including attorney’s fees, incurred in connection with Employee’s employment with the Bank, their separation from that employment, or with any of the above- referenced claims, or claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement;

Employee understands that the foregoing lists of causes of action which have been waived is meant to be illustrative rather than exhaustive, and understands and acknowledges that the Releasing Parties are waiving and releasing the Bank from any and all causes of action of any nature whatsoever with the exception of the proviso below. Employee further acknowledges and agrees that with respect to the rights and claims the Releasing Parties are waiving, they waive the right to recover money or any other relief in any action that might be brought on their behalf by any other person or entity, including but not limited to, the United States Equal Employment Opportunity Commission or any other federal, state or local government agency or department; and it is Employee intention to fully, finally and forever resolve and release any and all disputes they may have or believe themselves to have against the Released Parties with respect to any alleged act occurring before the Effective Date of this Agreement (as hereinafter defined), whether those disputes presently are known or unknown, suspected or unsuspected. Employee understands, agrees and acknowledges that this release and waiver is a full and final bar to any and all claims of any type that the Releasing Parties had, or may now have, against the Bank, up through the Effective Date of this agreement, whether arising out of their employment with the Released Parties, or otherwise.

Waiver and Release of Rights and Claims by Bank as to Employee. Subject to the proviso set forth below in this Section 7, the Bank, on behalf of itself, its agents, administrators, agents, successors in interest and assigns, along with anyone claiming by or through them, jointly and severally (collectively the “Releasing Parties”), hereby remise, release, acquit, satisfy and discharge, the Employee of and from any and all disputes, claims and demands, past, present or future, known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, matured or unmatured or contingent, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, whether based in common law, statute, contract, warranty, tort, or otherwise (“Claims”), which the Releasing Parties ever had or now have, or may hereafter raise against the Released Parties with respect to, for, upon or by reason of any matter, cause or thing whatsoever, or for which any personal representative, successor, heir, agent or assign of Employee can, shall or may have, against the Released Parties, including, but not limited to:

A.	Claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement;

B.	Claims under any international, national, federal, state, county, city, judicial, commission, agency or local law, ordinance, executive order, code, rule, regulation, or statute;

C.	Claims for wages, salary, commission, employee benefits, vacation pay or other paid time off, if applicable, severance, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration arising out of the employment relationship with the Released Parties, or otherwise.

D.	Claims for defamation, invasion of privacy, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, breach of implied or express contract, interference with contractual or advantageous business relationship, fraud, refusal to perform an illegal act, whistleblower, wrongful discharge, false imprisonment, malicious prosecution, abuse of process, and/or torts for any and all alleged acts, omissions, or events through the date of this Agreement;

E.	However, this release does not waive any rights or Claims: (a) that may arise after the Effective Date of this Agreement, (b) relating to the Employee’s obligations under this Agreement or the Post-Termination General Release, including without limitation Employee’s nondisclosure and nonsolicitation obligations pursuant to Sections 9 and 12 of this Agreement, (c) relating to criminal activity or fraud, if any, by Employee, or (d) that cannot be waived under law.

8.	Termination of Certain Benefits and Preservation of Certain Rights and Protections. Employee will be advised of his rights under federal law to continued healthcare and other benefits coverage by a separate written notification.

The Bank will indemnify Employee for acts or omissions taken prior to the Termination Date as permitted under (i) Florida Statutes § 607.0850, or (ii) the Bank’s Articles of Incorporation or Bylaws, as they existed on the Termination Date, on terms no less favorable than would be available to other officers of the Bank as of that date.

9.	Non-Disclosure of Confidential Information. Employee acknowledges that he has had access to privileged, confidential, sensitive or proprietary information during the course of his employment with the Bank and its subsidiaries and affiliates, successors and assigns, including but not limited to, the Bank’s customer lists, pricing, credit information, profits, sources of funding, plans for future development, and other matters relating to the Bank’s customers. Employee agrees that, except as required by a lawful order of a court of competent jurisdiction or to the extent that Employee has received authorization from the Bank, Employee will not, at any time or in any manner whatsoever, either directly or indirectly, reveal, divulge, disclose or communicate to any person, attorney or corporation or use for their benefit or for the benefit of others any non-public information concerning, the Bank, any of the Bank’s employees, or customers, or business, that Employee has become aware of by virtue of Employee’s employment relationship with the Bank.

10.	Binding Effect. After the Effective Date (as hereinafter defined), this Agreement shall be binding upon the parties hereto, their representatives, agents, successors, assigns, spouse, heirs, legatees, administrators, executors and personal representatives.

11.	Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. Jurisdiction of any dispute hereunder shall exclusively be in the state courts located in the 19th Judicial Circuit, in and for Martin County, Florida. The parties hereto expressly agree that any and all factual disputes regarding such matters shall be decided exclusively by a judge sitting without a jury. The Bank shall be entitled to reimbursement of its reasonable attorney’s fees and all costs, damages and injunctive relief if applicable, through all appeals incurred in connection therewith as determined by the court in any such action to enforce its rights under this Agreement, whether or not litigation is actually commenced.

12.	Post-Employment Limitations and Obligations.

A.	Obligations Regarding Confidential, Proprietary, and Trade Secret Information. Employee acknowledges and agrees that during Employee’s employment with the Bank, Employee had access to confidential, proprietary and trade secret information about the Bank, its employees, customers and clients, which derives economic value from not being otherwise known to the general public (hereafter “Confidential Information and Trade Secrets”). Confidential Information and Trade Secrets provide a competitive advantage to the Bank specifically because it would be valuable to a competitive entity if disclosed. Confidential Information and Trade Secrets includes, but is not limited to, the identities, incomes, net worth, accounts, financial portfolios, contact information, personal and family relationships, investments, and/or other non-public information relating to the Bank’s existing and prospective clients and customers, the salaries, specific duties, and other non-public information relating to the Bank’s employees, and the Bank’s business plans, strategies, products, pricing, computer programs, computer software, source codes, systems, databases, methods of operation, financial models, investments, and other business transactions, policies, and procedures. Employee understands that the Bank has obligations to protect the confidentiality of this information and that such obligations extend to me, both during and after my employment with the Bank. Employee acknowledges and agrees that the improper use or disclosure of the Bank’s Confidential Information and Trade Secrets would cause immediate and irreparable damage to the Bank’s business.

For this reason, Employee acknowledges and agrees that (a) Employee shall not directly or indirectly, alone or in concert with or on behalf of others, use, publish, or otherwise disclose any aspect of the Bank’s Confidential Information and Trade Secrets to any person or entity outside of the Bank except pursuant to formal legal process or unless Employee first obtains the written approval of an authorized the Bank representative.

If Employee is served with legal process involving the Bank, Employee agrees to notify immediately an appropriate representative of the Bank’s Human Resources Department; (b) Employee shall deliver immediately at the Bank’s request and to the custody of whatever person the Bank shall designate all originals and copies of any documents or other material in Employee possession, custody, or control containing or embodying Confidential Information and Trade Secrets, and any derivatives, summaries and excerpts created therefrom, in any form whatsoever, including but not limited to hard copy documents and information housed in or on the Bank owned electronic devices or equipment, or devices or equipment owned by Employee or to which Employee has access, or any third party or cloud storage utilized by Employee or on Employee’s behalf; and (c) Employee shall not otherwise utilize any of the Bank’s Confidential Information and Trade Secrets to interfere with any relationship between the Bank and any of the Bank’s clients, prospective clients, or employees. To the extent Employee is unaware or unsure of whether certain information constitutes Confidential Information and Trade Secrets, Employee agrees to consult with an authorized senior management representative of the Bank before utilizing the information.

B.	Prohibited Solicitation of The Bank Customers. In exchange for the consideration provided hereunder, and based on Employee’s access to Confidential Information and Trade Secrets during Employee’s employment with the Bank, Employee further agrees that for a period of one year following the termination of Employee’s employment with the Bank, Employee shall not directly or indirectly, alone or in concert with others, solicit, encourage, influence, or induce or attempt to solicit, encourage, influence, or induce any clients or customers who Employee served during Employee’s employment with the Bank or whose name is known to them as a result of their access to the Bank’s Confidential Information and Trade Secrets, in effort to divert, transfer or take away business from the Bank.

Employee further understands and agrees that the prohibition contained herein against soliciting business from clients and customers is intended to protect the Bank’s Confidential Information and Trade Secrets and does not prevent Employee from working for a competitive entity.

C.	Prohibited Solicitation of The Bank Employees. In exchange for the consideration provided hereunder, and based on Employee’s access to Confidential Information and Trade Secrets during Employee employment with the Bank, Employee further agrees that for a period of one year following the termination of Employee employment with the Bank, Employee will not directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit or induce or attempt to solicit, encourage, influence, recruit or induce any employee of the Bank to cease working for the Bank.

D.	Solicit, Encourage, Influence, Recruit Or Induce. As used in this Agreement, “solicit, encourage, influence, or induce” means that Employee will not in any way, directly or indirectly, contact or communicate with any of the Bank clients or customers (as defined above) or person then-employed by the Bank, regardless of who initiates the contact or communication, for the express or implied purpose of requesting the client, customer, or employee to cease doing business with or remaining employed by the Bank or to begin doing business with or taking employment with another entity.

E.	Prior Agreements Regarding Prohibited Competition Or Solicitation. Employee understands and agrees that, other than as provided by this Paragraph, this Agreement supersedes and voids all prior employment agreements between the Bank and Employee. Nothing in this Agreement should be construed to diminish or affect the validity or enforceability of any prior agreement(s) Employee has entered into with the Bank or any of its predecessors that have not otherwise expired regarding prohibited competition or solicitation of customers and/or associates, to the extent such agreements are more protective of the Bank’s interests.

13.	Time to Consider Signing Agreement. Employee acknowledges that Employee has been given a period of twenty-one (21) days within which to consider whether to sign the Agreement. If Employee executes the Agreement prior to the expiration of the twenty-one (21) day review period, Employee acknowledges that Employee is voluntarily and knowingly waiving the remainder of such twenty-one (21) day review period.

14.	Revocation and Effective Date. Employee understands that Employee may revoke this Agreement during the seven (7) calendar days following the execution of this Agreement and that the Agreement shall not become effective or enforceable until that seven (7) day revocation period has expired (the “Effective Date”). In order to revoke this Agreement, Employee must deliver a written letter of revocation to the Bank’s Human Resources Department, 815 Colorado Avenue, Stuart FL 34994, before the expiration of the revocation period. Employee understands and agrees that, in the event that Employee revokes this Agreement, this Agreement will become null and void, and the Bank will owe nothing pursuant to this Agreement.

15.	Severability. If any provision of this Agreement, other than the provisions of paragraph 7, is declared illegal or unenforceable by any court of competent jurisdiction and if it cannot be modified to become enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the waiver language of this Agreement is declared unenforceable because of actions taken by the Employee or on Employee’s behalf, Employee shall return all monies paid to Employee under this Agreement and this Agreement shall immediately become null and void, and the Bank shall owe nothing further pursuant to this Agreement.

16.	Entire Agreement. Employee acknowledges that in deciding to sign this Agreement, Employee has not relied on any promises or commitments, whether spoken or in writing, made to Employee by any of the Bank’s representatives, except for what is expressly stated in this Agreement. This Agreement and the attached Post-Termination General Release (Exhibit A), contain the entire agreement between Employee and the Bank. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly construed for or against any of the parties hereto. This Agreement or any provision hereof or any right herein cannot be cancelled, modified, altered or changed except by a writing signed by the parties wherein specific reference is made to this Agreement. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to their in connection with their decision to sign this Agreement except for those set forth in this Agreement.

17.	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provisions of this Agreement.

18.	Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on Employee’s behalf, or by any other individual. However, based on Employee’s release of claims set forth in Paragraph 7 of this Agreement, Employee understands that Employee is releasing all claims and causes of action that Employee might have, as well as, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain other relief that is personal to Employee in connection with any claim Employee is releasing under this Agreement.

19.	Acknowledgment. Employee makes the following acknowledgments:

I HAVE READ THIS AGREEMENT. I UNDERSTAND ITS TERMS AND CONDITIONS. I HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT, AND I VOLUNTARILY AGREE TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY TO ME. NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO ME BY THE BANK OR ANYONE ELSE TO CAUSE ME TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE. I ACKNOWLEDGE THAT THE BENEFITS AND PAYMENTS THAT I WILL RECEIVE AS A RESULT OF SIGNING THIS AGREEMENT ARE ADEQUATE AND THE ONLY CONSIDERATION FOR THIS AGREEMENT. THE BANK HAS ADVISED ME TO CONSULT WITH AN ATTORNEY PRIOR TO ENTERING INTO THIS AGREEMENT.

Employee

February 3, 2017	/s/ Stephen A. Fowle
DATE	By: Stephen A. Fowle, an individual

SEACOAST BANK

February 3, 2017	/s/ Daniel G. Chappell
DATE	By: Daniel G. Chappell, Chief Human Resources Officer

EXHIBIT A – Post-Termination General Release

1.                   This Post-Termination General Release of Claims (the “Post-Termination General Release”) releases all claims against the Bank its affiliates, predecessors and successors in interest, assignees, and its past, present or future insurers, partners, shareholders, principals, officers, directors, trustees, supervisors, managers, employees, attorneys, agents, and representatives in their individual and official capacities, and their heirs and legal representatives (collectively, the "Released Parties”) that may have arisen between the date Steve Fowle (“Employee”) signed the Transition Agreement presented by Seacoast Bank (the “Bank”) and executed by Employee on or about February 3, 2017 (the “Transition Agreement”), and March 31, 2017 (the “Termination Date”). By signing this Post-Termination General Release, Employee, individually, and on behalf of Employee’s agents, heirs, family members, executors, administrators, agents, beneficiaries, successors in interest and assigns, along with anyone claiming by or through their, jointly and severally (collectively the “Releasing Parties”), hereby remise, release, acquit, satisfy and discharge, the Bank, its affiliates, predecessors and successors in interest, assignees, and its past, present or future insurers, partners, shareholders, principals, officers, directors, trustees, supervisors, managers, employees, attorneys, agents, and representatives in their individual and official capacities, and their heirs and legal representatives (collectively, the "Released Parties”), of and from any and all disputes, claims and demands, past, present or future, known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, matured or unmatured or contingent, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, whether based in common law, statute, contract, warranty, tort, or otherwise (“Claims”), which the Releasing Parties ever had or now have, or may hereafter raise against the Released Parties with respect to, for, upon or by reason of any matter, cause or thing whatsoever, or for which any personal representative, successor, heir, agent or assign of Employee can, shall or may have, against the Released Parties, including, but not limited to:

A.	Claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement;

B.	Claims under any international, national, federal, state, county, city, judicial, commission, agency or local law, ordinance, executive order, code, rule, regulation, or statute, including but not limited to any fair employment practices statute, employment benefits statute, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 as amended, the Americans With Disabilities Act, the Americans With Disabilities Act Amendments Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963 as amended, the Lilly Ledbetter Fair Pay Act, the Civil Rights Acts of 1866, 1871 and 1991, the anti-retaliation provisions of the Fair Labor Standards Act, state and local wage laws, rules and regulations, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Financial Reform and Enforcement Act of 1989, the Immigration Reform and Control Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act of 1970, the Health Maintenance Organization Act of 1973, Executive Orders 11141, 11246, and 11375, the Fair Credit Reporting Act, the Florida Civil Rights Act, the Florida Constitution, the Florida False Claims Act, the Florida Whistleblower Act (Fla. Stat. §448.101-448.105) the Florida Workers Compensation Retaliation Statute (Fla. Stat. §440.205), the Florida Wage Discrimination Law (Fla. Stat. §448.07), the Florida Equal Pay Law, the Florida AIDS Act (Fla. Stat. §§110.125, 381.00 and 760.50), Florida OSHA (Fla. Stat. §442.018(2)), Florida Wage Payment Laws, Florida Discrimination on the Basis of Sickle Cell Trait Law, as well as any claims for any type or kind of discrimination, reverse discrimination, harassment, retaliation, wrongful or retaliatory discharge, constructive discharge whether based on age, sex, race, color, religion, national origin, pregnancy, marital status, disability, genetic information, sexual stereotypes, or any other basis. The Employee acknowledges that this Agreement is intended to comply with the Older Workers Benefit Protection Act. Employee acknowledges and agrees that the Releasing Parties are specifically waiving rights and claims under the Age Discrimination in Employment Act;

C.	Claims for wages, salary, commission, employee benefits, vacation pay or other paid time off, if applicable, severance, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration arising out of the employment relationship with the Released Parties, or otherwise.

D.	Claims for defamation, invasion of privacy, assault and battery, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, breach of implied or express contract, interference with contractual or advantageous business relationship, fraud, refusal to perform an illegal act, whistleblower, wrongful discharge, false imprisonment, malicious prosecution, abuse of process, and/or torts for any and all alleged acts, omissions, or events through the date of this Agreement;

E.	Claims or demands for, without limitation, penalties, damages, punitive damages, costs, fees, or other expenses, including attorney’s fees, incurred in connection with Employee’s employment with the Bank, their separation from that employment, or with any of the above- referenced claims, or claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement;

Employee understands that the foregoing lists of causes of action which have been waived is meant to be illustrative rather than exhaustive, and understands and acknowledges that the Releasing Parties are waiving and releasing the Bank from any and all causes of action of any nature whatsoever with the exception of the proviso below. Employee further acknowledges and agrees that with respect to the rights and claims the Releasing Parties are waiving, they waive the right to recover money or any other relief in any action that might be brought on their behalf by any other person or entity, including but not limited to, the United States Equal Employment Opportunity Commission or any other federal, state or local government agency or department; and it is Employee intention to fully, finally and forever resolve and release any and all disputes they may have or believe themselves to have against the Released Parties with respect to any alleged act occurring before the Effective Date of this Agreement (as hereinafter defined), whether those disputes presently are known or unknown, suspected or unsuspected. Employee understands, agrees and acknowledges that this release and waiver is a full and final bar to any and all claims of any type that the Releasing Parties had, or may now have, against the Bank, up through the Effective Date of this agreement, whether arising out of their employment with the Released Parties, or otherwise.

2.                   Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on Employee’s behalf, or by any other individual. However, based on Employee’s release of claims set forth in this Post-Termination General Releases, Employee understands that Employee is releasing all claims and causes of action that Employee might have, as well as, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain other relief that is personal to Employee in connection with any claim Employee is releasing under this Agreement.

3.                   Employee has until April 10, 2017 to sign this Post-Termination General Release, and if he does not sign this Post-Termination General Release by such date, he will not be entitled to receive the Severance Payment set forth in the Transition Agreement. Employee acknowledges that he has been given at least 21 calendar days from the date he received this Post-Termination General Release to review and consider this Post-Termination General Release before signing it. He is advised to consult an attorney about this Post-Termination General Release before executing it. To accept this Post-Termination General Release, Employee should date and sign this Post-Termination General Release and return it to the Bank’s Human Resources Department, 815 Colorado Avenue, Stuart FL 34994 such that the Bank receives it no later than April 10, 2017. After Employee has signed this Post-Termination General Release, he will still have an additional seven (7) days in which to revoke his acceptance. To revoke, he must notify the Bank’s Human Resources Department, 815 Colorado Avenue, Stuart FL 34994 in writing delivered via hand delivery or certified mail, return receipt requested, and the Bank must receive such written notification before the end of the 7-day revocation period. Payment of the Severance Payment described in Paragraph 6 of the Transition Agreement is contingent on Employee signing and not revoking both the Transition Agreement and this Post-Termination General Release. The eighth (8th) day immediately following Employee’s execution of this Post-Termination General Release is the “Effective Date.”

4.	Acknowledgment. Employee makes the following acknowledgments:

I HAVE READ THIS AGREEMENT. I UNDERSTAND ITS TERMS AND CONDITIONS. I HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT, AND I VOLUNTARILY AGREE TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY TO ME. NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO ME BY THE BANK OR ANYONE ELSE TO CAUSE ME TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE. I ACKNOWLEDGE THAT THE BENEFITS AND PAYMENTS THAT I WILL RECEIVE AS A RESULT OF SIGNING THIS AGREEMENT ARE ADEQUATE AND THE ONLY CONSIDERATION FOR THIS AGREEMENT. THE BANK HAS ADVISED ME TO CONSULT WITH AN ATTORNEY PRIOR TO ENTERING INTO THIS AGREEMENT.

Employee

February 3, 2017	/s/ Stephen A. Fowle
DATE	By: Stephen A. Fowle, an individual

SEACOAST BANK

February 3, 2017	/s/ Daniel G. Chappell
DATE	By: Daniel G. Chappell, Chief Human Resources Officer